Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and the inclusion in the Form S-1 registration statement of BE Resources Inc. for the registration of shares of its common stock to be filed with the United States Securities and Exchange Commission of our report dated June 30, 2009, with respect to the balance sheets of BE Resources Inc. as of December 31, 2008 and 2007 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended, and the cumulative period from inception (February 3, 2004) to December 31, 2008.

MCGOVERN, HURLEY, CUNNINGHAM, LLP

/s/ McGovern, Hurley, Cunningham, LLP

Chartered Accountants Licensed Public Accountants

Toronto, Ontario, Canada

July 2, 2009

2005 Sheppard Avenue East, Suite 300, Toronto, Ontario, Canada, M2J 5B4

Telephone: (416) 496-1234 — Fax: (416) 496-0125 — E-Mail: info@mhc-ca.com — Website: www.mhc-ca.com